March 24, 2024
Scott A. Graeff
VIA EMAIL
Dear Scott:
This letter sets forth the substance of the separation agreement (the “Agreement”) that Luna Innovations Incorporated (the “Company”) is offering to you to aid in your employment transition.
1.CEO Retirement Date. You have tendered and the Company has accepted your retirement effective today (the “Separation Date”). As of the Separation Date, you will cease to serve as Chief Executive Officer, as an officer of the Company and any subsidiary or affiliate of the Company, any role or position in which you are acting as a representative or agent of the Company, your role as a director of the board of directors of the Company (the “Board”) and any role as a director of the board of directors of any subsidiary or affiliate of the Company. You agree to submit such documentation as the Board may require to confirm your retirement as of the Separation Date
2.Accrued Salary. In the next regularly scheduled Company payroll cycle after the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation/PTO, as applicable, earned through the Separation Date. You are entitled to this payment by law and it will be subject to all applicable standard payroll deductions and withholdings.
3.Initial Severance. In consideration of your timely execution of this Agreement and compliance with your continuing obligations to the Company hereunder and under any agreement, plan or policy, the Company will provide you with the following severance benefits:
(a)The Company will make severance payments to you in an amount equal to three (3) months of your current base salary, less applicable deductions and withholdings (the “Cash Severance Payment”). The Cash Severance Payment shall be made in the form of continuation of your base salary over a three (3) month period (the “Severance Period”), paid on the Company’s ordinary payroll dates, beginning with the first such date which occurs at least eight (8) business days following the date it is timely executed by both parties.
(b)If you timely elect continued coverage under COBRA in the Company’s group health plans, then, as an additional severance benefit, the Company will pay the full COBRA premium to continue your coverage (including coverage for eligible dependents, if applicable) in effect for yourself (and your eligible dependents, if applicable) until the earliest of: (A) nine (9) months following the Separation Date; (B) the expiration of your eligibility for the continuation coverage under COBRA; or (C) the date when you become eligible for substantially equivalent

Scott A. Graeff
March 24, 2024

health insurance coverage in connection with new employment or self-employment (such period from the Separation Date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then provided you remain eligible for reimbursement in accordance with this Section 3(b), in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period. You may, but are not obligated to, use the Company’s COBRA reimbursement payment toward medical expenses. If you become eligible for coverage under another employer’s group health plan through self-employment or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease.
4.Additional Severance. In addition, provided you timely execute the updated release of claims attached hereto as Exhibit A (the “ADEA Release”), no earlier than the Separation Date and no later than twenty-one (21) days after you receive it, and do not revoke the ADEA release contained therein, then the Company will:
(a)    make additional severance payments to you in an amount equal to six (6) months of your current base salary, less applicable deductions and withholdings (the “Additional Severance Payments”). The Additional Severance Payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s ordinary payroll dates, beginning with the first such date which occurs following the completion of the Cash Severance Payments, and provided that such date is after the “ADEA Release Effective Date” as defined in the ADEA Release, provided the Company has received the executed ADEA Release from you on or before that date; and
(b)    As of the ADEA Release Effective Date, the Company will accelerate the vesting of 10,000 of the unvested restricted stock units (“RSUs”) subject to that certain time-vested RSU award that was granted to you by the Company on January 6, 2022 pursuant to the Company’s 2016 Equity Incentive Plan (the “Equity Plan”) and an RSU award agreement thereunder (the “RSU Agreement” and such RSUs, the “Accelerated RSUs”). For clarity, (i) any unvested equity awards held by you as of the Separation Date that are not the Accelerated RSUs, including, but not limited to, any other time-vested equity awards and any equity awards that are subject to performance-based vesting conditions, shall be forfeited as of the Separation Date, and (ii) to the extent that you do not timely execute or that you revoke the ADEA Release, the Accelerated RSUs shall be immediately forfeited. Notwithstanding anything in the Equity Plan or RSU Agreement to the contrary, to the extent that the vesting described in this Section 4(b) applies, (1) the Accelerated RSUs shall be settled in shares of Company common stock after the ADEA Release Effective Date on a date determined by the Company, but no later than December 31, 2024, and (2) any applicable taxes and withholding obligations associated with the vesting and settlement of the Accelerated RSUs shall be satisfied via a net settlement.

Scott A. Graeff
March 24, 2024

Except as provided herein, the Accelerated RSUs shall remain subject to the terms of the Equity Plan and the RSU Agreement.
5.Health Insurance. Unless you follow the procedures set forth in this paragraph, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage.
6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account), any vested stock options or accrued health benefit.
7.Expense Reimbursements. You agree that, within five (5) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice and policies.
8.Release of Claims.
(a)Scope of Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, investors, administrators, attorneys, benefit plans, plan administrators, professional employer organization or co-employer, trustees, divisions, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Releasees”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment or relationship with the Releasees or the termination of that employment or relationship; (b) all claims related to your compensation or benefits from the Releasees, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, including the Employment Agreement (as defined below), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), and the Virginia Human Rights Act.
(b)Exceptions. Notwithstanding the foregoing, you are not releasing the Releasees hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws

Scott A. Graeff
March 24, 2024

of the Company or any of the other Releasees, any valid fully executed indemnification agreement with the Company or any of the other Releasees, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.
(c)Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).
9.Return of Company Property. You agree that within ten (10) days of the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, by the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Notwithstanding the foregoing, the Company will allow you to retain your Company-issued laptop, provided that you certify (to the satisfaction of the Company) that you have deleted or destroyed all Company data on it and agree to provide it to the Company upon reasonable request for verification.
10.Continuing Obligations. You acknowledge and reaffirm any continuing obligations under your Amended and Restated Employment Agreement dated as of April 1, 2022 (the “Employment Agreement”) (including your cooperation obligation under Section 6.5 thereof and Resolution of Disputes obligations under Section 7.9) and any other confidentiality, non-disclosure and developments agreement, non-competition, non-solicitation, or similar type agreement between you and the Company, including your Confidential Information, Inventions

Scott A. Graeff
March 24, 2024

Assignment, Non-competition and Non-Solicitation Agreement (the “Confidentiality Agreement”), attached as Exhibit B.
11.Mutual Non-disparagement.  Except to the extent permitted by the Protected Rights Section above, you agree to refrain from any disparaging statements about the Company or any of the other Releasees, including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company or any of the other Releasees; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with any Company or governmental investigation.  The Company agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation.  Notwithstanding the foregoing, both parties may respond accurately and fully to any question, inquiry or request for information when required by legal process, in connection with any of its communications with Government Agencies or other regulatory bodies and/or, in the Company’s case, the Company may make such disclosures as required to conduct its business and/or as are required by the SEC or other regulatory bodies, applicable listing rules or other applicable laws or regulations and the Company may freely share information with its auditors and with Government Agencies or other regulatory bodies.  The Company’s obligations under this Section are limited to Company’s directors and officers.  In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.  Your violation of this provision shall be a material breach of this Agreement.
12.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the Protected Rights Section above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim, proxy contests, or other formal proceeding against any Releasee.
13.Cooperation. You agree to take reasonable efforts to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands asserted against it (and, as applicable, its current or former employees, officers, directors or representatives) or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will make reasonable efforts to coordinate any request for your witness interview, deposition, or trial testimony with your attorney. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs. You further agree that you will cooperate with the Company in matters relating to corporate governance matters, Company communications and the transition of your work and responsibilities on behalf of the Company. In addition, you agree that you will not, and that you will cause your affiliates, agents and representatives not to, effect or seek or participate in, directly or indirectly, with any other person (i) any acquisition or offer, or seek to acquire, agree to acquire or acquire rights to acquire in a manner designed to effect or obtain control of the Company, (ii) the formation or joining or participation in any way in any group or agreement of any kind with respect to any voting securities of the Company or deposit of any voting securities of the Company in any voting trust or subject any voting securities of the Company to any arrangement or agreement with respect to the voting thereof, (iii) solicit or attempt to solicit or influence or encourage or participate in any solicitation of proxies or

Scott A. Graeff
March 24, 2024

consents to vote any securities of the Company, (iv) nominate or seek to nominate any person to, or remove any person from, the Company’s Board or submit, initiate, make or be a proponent of, or assist, influence or encourage, any stockholder proposal for consideration at, or bring any other business before, any stockholder meeting of the Company, (v) seek to control or influence the management, governance, corporate structure, affairs or policies, or the Board of the Company or (vi) sell or otherwise transfer your shares of common stock of the Company, other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, to any third party that, to your knowledge, would result in such third party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.99% of the shares of common stock of the Company outstanding at such time or would increase the beneficial ownership interest of any third party who, together with its affiliates and associates, has a beneficial or other ownership interest in the aggregate of more than 4.99% of the shares of common stock outstanding at such time. Your violation of this Section 13 shall be a material breach of this Agreement.
14.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
15.Breach. You agree that upon any breach by you of this Agreement between the Effective Date and five (5) years thereafter, you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, 11, 12 and 13 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.
16.Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have and that the consideration given for this Agreement is in addition to anything of value to which you are already entitled.
17.Tax Provisions. All payments and benefits under this Agreement will be subject to applicable withholding for federal, state, foreign, provincial and local taxes. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder (“Section 409A”) and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the severance benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance

Scott A. Graeff
March 24, 2024

benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and you are, as of your “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six months and one day after your Separation from Service, or (ii) your death. Severance benefits shall not commence until you have a Separation from Service. If severance benefits are not covered by one or more exemptions from the application of Section 409A and the release could become effective in the calendar year following the calendar year in which the Separation from Service occurs, the release will not be deemed effective, for purposes of payment of severance benefits, any earlier than the first day of the second calendar year. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the release, all severance amounts will be paid as soon as practicable in accordance with this Agreement and the Company’s normal payroll practices.
18.Clawback Provisions. To the extent permitted by applicable law, 100% of all cash severance payments provided under this Agreement and all shares underlying the Accelerated RSUs (or, if you have sold any of the shares of Company common stock received in settlement of such Accelerated RSUs, the economic value thereof) will be subject to recoupment or immediate forfeiture to the Company: (1) in accordance with applicable law or listing requirements, including pursuant to the Company’s Incentive Compensation Recoupment Policy adopted by the Board in November 17, 2023 and the requirements of Section 304 of the Sarbanes-Oxley Act of 2002; (2) in accordance with the Luna Innovations Incorporated Policy for Recoupment of Incentive Compensation, adopted by the Board effective February 26, 2019; and/or (3) upon either (x) a written determination in the reasonable, good faith discretion of the Board that you engaged in conduct that constituted “Cause” under the Employment Agreement (either before or following the Separation Date) or a material breach of your continuing obligations to the Company under this Agreement, the Employment Agreement and/or the Confidentiality Agreement, or (y) a finding by a court of competent jurisdiction that you engaged in bad faith conduct ((1), (2) or (3), a “Clawback Event”).  For clarity, amounts subject to recoupment or cancellation pursuant to a Clawback Event will be computed without regard to any taxes paid (i.e., on a gross basis without regard to tax withholdings and other deductions) and the Board or authorized committee thereof may determine in its reasonable, good faith discretion, the appropriate method for recouping or cancelling amounts, which may include, without limitation, requiring reimbursement of amounts previously paid, seeking recovery of any proceeds realized in respect of equity awards or shares issued thereunder, cancelling or rescinding any outstanding equity-based awards adjusting unpaid compensation or other set offs or any other method permitted by applicable law.
No recovery of compensation under any such Clawback Event will be an event giving rise to a right to resign for good reason, constructive termination, or any similar term under any plan of or agreement with the Company. Notwithstanding any indemnification agreement, applicable insurance policy or any other agreement or provision of the Company’s certificate of incorporation or bylaws to the contrary, you shall not be entitled to indemnification or advancement of expenses in connection with any enforcement of this Section 18 by the Company. The determination of whether a Clawback Event described above (other than in connection with 3(y)) has occurred, whether to recoup or forfeit and/or the extent of any such recoupment or forfeiture appropriate and the method of such recoupment shall be determined by the Board in its reasonable, good faith discretion and provided further that in the event of any litigation, pre-suit demand, government investigation or similar proceeding relating to an action

Scott A. Graeff
March 24, 2024

or event that may constitute a Clawback Event under 3(x) above, the Board’s determination may be deferred until such time as the Board determines to be appropriate, in its reasonable, good faith discretion.
19.Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and your relationship with the Company. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures. You acknowledge that you have been advised that you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so).
[signatures to follow on next page]

Scott A. Graeff
March 24, 2024

Sincerely,
Luna Innovations Incorporated
By:        /s/ Richard W. Roedel
    Richard W. Roedel
    Chair of the Board of Directors

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:
/s/ Scott A. Graeff
Scott A. Graeff

Exhibit A: ADEA Release
Exhibit B: Confidential Information, Inventions Assignment, Non-competition and Non-Solicitation Agreement

Exhibit A
ADEA RELEASE

(To be signed and returned to the Company no earlier than the Separation Date and no later than twenty-one (21) days after receipt)

Luna Innovations Incorporated (the “Company”) and Scott A. Graeff (the “Employee”) entered into a Separation Agreement dated March 24, 2024 (the “Agreement”). The parties to that Agreement hereby further agree as follows:

1.            A blank copy of this ADEA Release (“ADEA Release”) was attached to the Agreement as Exhibit A and the parties agree that it is part of the Agreement.

2.            In consideration of the Additional Severance described in Section 4 of the Agreement, if Employee timely executes this ADEA Release after the date Employee timely executes the Agreement, Employee hereby extends the release of claims in Section 8 of the Agreement to apply to any claims that arose through the date of this ADEA Release and extends the representations made in Section 16 of the Agreement through the date of this ADEA Release.

3.            Employee also hereby extends the release of claims in Section 8 of the Agreement to any and all Claims under the federal Age Discrimination in Employment Act, as amended (“ADEA”). Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA and that the consideration given for this ADEA Release is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the ADEA, that: (1) this ADEA Release does not apply to any rights or Claims that arise after the date he signs this ADEA Release; (2) Employee should consult with an attorney prior to signing this ADEA Release; (3) Employee has been given twenty-one (21) calendar days to consider this ADEA Release (although he may choose to voluntarily execute this ADEA Release earlier, though not earlier than the Separation Date); (4) Employee has seven (7) calendar days following the date he signs this ADEA Release to revoke this paragraph 3 of the ADEA Release; and (5) this paragraph 3 of the ADEA Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth (8th) calendar day after Employee signs it (the date it becomes effective is the “ADEA Release Effective Date”). Revocation of this paragraph 3 is only effective upon receipt by the Company of a written revocation notice by Employee to the Chair of the Company’s Board of Directors during the seven (7) day revocation period.

4.            The parties agree that this ADEA Release is a part of the Agreement.

Understood, Accepted and Agreed:
LUNA INNOVATIONS INCORPORATED    EMPLOYEE
By:
Richard W. Roedel                    Scott A. Graeff
Chair of the Board

______________________    ______________________
Date    Date

Scott A. Graeff
March 24, 2024

Exhibit B
CONFIDENTIAL INFORMATION, INVENTIONS ASSIGNMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT